Exhibit 99.1

Press Release

RIVERSIDE, Calif., April 30 /PRNewswire-FirstCall/ — Fleetwood Enterprises, Inc. (OTC Bulletin Board: FLTWQ - News) yesterday filed a motion to obtain an interim order to access the company’s cash collateral through September 30, 2009. A hearing on the matter has been set for May 13, 2009. Until then, the company will continue to have access to its cash collateral under the terms of the interim DIP order previously entered. The company will use the cash collateral funds to support its working capital and continue to meet its obligations as they become due.

Fleetwood had previously obtained an interim debtor-in-possession (DIP) facility, but told the Court yesterday that, given higher-than-anticipated sales of Fleetwood products, it believes it has adequate cash to fund its operations until its businesses are sold. The company will continue to work with its lenders to explore future financing alternatives, as needed.

In its pleadings yesterday, the company also reported that it is aggressively pursuing potential buyers for each of its major businesses, although negotiations have not matured to the point where the company is ready to seek approval of sales procedures from the Court.

Copies of the entered order and all other Court documents are available electronically at www.kccllc.net/fleetwood.

Founded in 1950, Fleetwood Enterprises, Inc. and its various subsidiaries produce, distribute, and service recreational vehicles and manufactured housing. The company is dedicated to providing high-quality, innovative products that offer exceptional value to its customers. Fleetwood continues to employ approximately 2,600 people in 15 plants located in 10 states. Fleetwood’s products are primarily marketed through extensive dealer networks throughout the United States and Canada. The company is headquartered in Riverside, Calif.

Additional information about the company’s reorganization may be found online in the news section of www.fleetwood.com or www.kccllc.net/fleetwood.

Contact:	The Abernathy MacGregor Group
Rivian Bell or Sydney Rosencranz
rlb@abmac.com; spr@abmac.com
(213) 630-6550; (888) 477-4319 (24/7)